UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 10, 2014

CAMP NINE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-184881	45-5401931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

546 Fifth Avenue, 14rd Floor New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 702-7163

555 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 10, 2014, Camp Nine, Inc. (the “Company”) completed a final closing of the sale of units pursuant to a Unit Purchase Agreement, dated June 10, 2014 (the “Purchase Agreement”), and Subscription Agreement, dated June 10, 2014  (the “Subscription Agreement”), among the Company and certain accredited investors named therein. The securities sold in the offering consisted of an aggregate of (i) 7,129,725 shares (the “Shares”) of its common stock par value $0.001 per share (the “Common Stock”), (ii) Series A (the “Series A Warrants”) warrants to purchase 7,129,725 shares of its Common Stock at an in exercise price of $1.50 per share, subject to adjustment, and (iii) Series B (the “Series B Warrants”) warrants to purchase 3,564,862 shares of its Common Stock at an in exercise price of $2.25 per share, subject to adjustment. The Series A Warrants are exercisable for a period of 120 days from the date of issuance and the Series B Warrants are exercisable for a period of 5 years from the date of issuance.   The Company received an aggregate of $10,694,588 in aggregate gross proceeds from the sale of securities under the Purchase Agreement.

As required by the  Purchase Agreement, at the closing, the investors also became parties to a investor rights Agreement dated as of June 10, 2014 (the “Investor Rights Agreement”) pursuant to which the Company will be required to file a registration statement registering with the United States Securities and Exchange Commission such Shares and the shares of Common Stock underlying the Series A Warrants and Series B Warrants (the “Warrant Shares”).  If the registration statement is not filed or declared effective within the timeframe set forth in the Investor Rights Agreement, the Company is obligated to pay the investors an amount equal to of 1% of the total purchase price of the securities per month (up to a maximum of 6% in the aggregate) until such failure is cured.  Officers and directors of the Company also entered into a lock-up agreements (the “Management Lockup Agreement”) pursuant to which they agreed not to sell or otherwise transfer any shares of Common Stock or other securities of the Company owned by them until the date that is the earlier of (i) twelve (12) months from May 20, 2014 (the closing date of the reverse merger with Relmada Therapeutics, Inc.) or (ii) six (6) months following the effective date of the registration statement to be filed in connection with the entering into the Agreement with the purchasers.  Further, the Company’s Chief Executive Officer agreed not to sell or otherwise transfer any shares of the Company’s Common Stock until three months after we up-list our common stock to a U.S. national stock exchange, such as, but not limited to, NASDAQ or NYSE MKT (the “CEO Lockup Agreement”).

Laidlaw & Company (UK) Ltd. acted as placement agent with respect to the offering and received a cash fee of $1,069,458 (not including a 2% non-accountable fee for expenses) from the sale of securities and will be issued warrants to purchase 1,782,431 shares of Common Stock from the sale of securities to the investors at the closing.

A press release announcing the closing is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

General Information

The foregoing is not a complete summary of the terms of the transactions contemplated by the Purchase Agreement and reference is made to the complete text of the Purchase Agreement, Subscription Agreement, Investor Rights Agreement, Form of Series A Warrant, Form of Series B Warrant, Form of Management Lock-Up Agreement, and CEO Lockup Agreement which are filed as Exhibits 10.1, 10.2, 10.3, 4.1, 4.2. 10.4 and 10.5, respectively.

The securities offered have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 3.02    Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference in response to this Item 3.02.

The Shares, Series A Warrants, and Series B Warrants described were offered and sold solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act.  In connection with the sale of these securities, the Company relied on  each investor’s written representations that it was an "accredited investor" as defined in Rule 501(a) of Regulation D.  In addition, neither the Company nor anyone acting on its behalf has offered or sold these securities by any form of general solicitation or general advertising.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Series A Warrant, dated June 10, 2014.
4.2	Form of Serie B Warrant, dated June 10, 2014.
10.1	Unit Purchase Agreement, dated June 10, 2014, by and among Camp Nine, Inc. and signatories thereto.
10.2	Subscription Agreement, dated June 10, 2014, by and among Camp Nine, Inc. and signatories thereto.
10.3	Form of Investor Rights Agreement, dated June 10, 2014, by and among Camp Nine, Inc. and signatories thereto.
10.4	Form of Management Lockup agreement (incorporated by reference to Exhibit 4.9 to Camp Nine, Inc.’s Report on Form 8-K filed with the SEC on May 27, 2014).
10.5	CEO Lockup Agreement (incorporated by reference to Exhibit 4.10 to Camp Nine, Inc.’s Report on Form 8-K filed with the SEC on May 27, 2014).
99.1	Press Release, dated June 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2014	CAMP NINE, INC.

	By:	/s/ Sergio Traversa
Name: Sergio Traversa Title: Chief Executive Officer